September __, 2016

Board of Trustees of
M3Sixty Funds Trust
4520 Main Street, Suite 1425
Kansas City, MO 64111

Re:	Initial Capital Investment in New Portfolios of the Trust

Gentlemen:

We are purchasing shares of the Cognios Large Cap Growth Fund and the Cognios Large Cap Value Fund (the “Funds”), new series portfolios of the Trust, for the purpose of providing initial investment for the Funds. The purpose of this letter is to set out our understanding of the conditions of and our promises and representations concerning this investment.

We hereby agree to purchase shares equal to the following dollar amount for the Funds:

Fund and Class	Amount	Purchase Date
Cognios Large Cap Growth Fund
Institutional Class shares	$40,000	September __, 2016
Investor Class shares	$10,000	September __, 2016
Cognios Large Cap Value Fund
Institutional Class shares	$40,000	September __, 2016
Investor Class shares	$10,000	September __, 2016

We hereby represent that we are purchasing these shares solely for our own account and solely for investment purposes without any intent of distributing or reselling said shares. We further represent that disposition of said shares will only be by direct redemption to or repurchase by the Trust.

Sincerely yours,

Cognios Capital, LLC

Gary W. DiCenzo
President